Exhibit 10.12

CONTRIBUTION AGREEMENT

This Contribution Agreement (the "Agreement") is made and entered into effective as of July 22, 2004 by and among J. Kevin Shurtleff and Andrew J. Nielson (the "Assignors") and Trulite, Inc., a Delaware corporation (the "Assignee").

WHEREAS, Assignors own all of the outstanding membership units (the "Transferred Interest") of Trulite Technology, LC, a Utah limited liability company (the "Company");

WHEREAS, Assignors wish to contribute (the “Contribution”) to Assignee the Transferred Interest in exchange for an aggregate of 592,460 shares of Common Stock, $.0001 par value per share, of Assignee (“Common Stock”) and 20,000 shares of Series A Preferred Stock, $.0001 per value per share, of Assignee (“Preferred Stock”);

WHEREAS, in connection with the transfer of the Transferred Interest, Trulite Energy Partners, L.P. will subscribe for 100,000 shares of Preferred Stock of Assignee for an aggregate purchase price of $100,000 (the “Subscription”); and

WHEREAS, the Contribution and the Subscription are intended to constitute an exchange described in Section 351 of the Internal Revenue Code of 1986.

NOW THEREFORE, Assignors and Assignee hereby agree as follows:

Assignment. Each Assignor hereby conveys, sells, assigns, transfers and delivers to Assignee, as a contribution to its capital, any and all right, title and interest of such Assignor in and to the Transferred Interest, together with (a) any membership certificates evidencing the Transferred Interest; (b) any dividends, income or other distributions made or to be made to such Assignor in respect of the Transferred Interest, (c) any cash representing any such dividends, income or other distributions and (d) any profits, losses and capital allocable to such Assignor with respect to the Transferred Interest.
Consideration. In exchange for the equity contribution of the Transferred Interest to Assignee, Assignee shall issue to Assignors the following number of shares of Common Stock and Preferred Stock set forth opposite their respective names:

Assignor	Common Stock	Preferred Stock
J. Kevin Shurtleff	394,973 shares	6,250
Andrew J. Nielson	197,487 shares	13,750

Representations and Warranties of Assignors.

The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah.

Each Assignor has all requisite legal right, power, capacity and authority to execute, deliver and perform his obligations under this Agreement.

The Assignors own all of the outstanding membership units of the Company, which constitute the Transferred Interest. There are no liens or other encumbrances upon the Transferred Interest, and the contribution of such interest hereunder will not result in any such liens or other encumbrances thereon. Except for the option to purchase membership interests granted by Andrew J. Nielson to Eric J. Ladd, there are (i) no agreements, written or oral, between the Company and any holders of its securities or between the Company or any holder of its securities and any other persons or among any holders of the Company’s securities, relating to the sale or transfer or voting of the membership interests of the Company or (ii) outstanding rights or options to subscribe for or purchase from the Company or any holders of its securities, or any warrants or other agreements providing for or requiring the issuance or purchase by the Company of, any membership interests in the Company.

The contribution of the Transferred Interest hereunder, will not (i) violate the organizational documents of the Company, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties of the Company, under any note, bond, mortgage, indenture, license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which the Company or any of their respective properties may be bound, (iii) violate any law applicable to the Company or any of its properties, or (iv) require any consent, approval or authorization of, or notice to, or declaration, qualification, filing or registration with, any federal, state or local governmental authority or any other person, including any party to a contract or other agreement to which the Company is a party, in connection with the execution, delivery and performance of this Agreement.

Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legatees, successors and assigns.

Indemnification. Each Assignor agrees, jointly and severally, to fully defend, save and hold harmless Assignee, and will reimburse Assignee for, from and against each and every claim, loss, liability, damage, cost and expense (including reasonable attorneys’ fees and expenses), whether or not involving a third-party claim, arising out of or resulting from, directly or indirectly, or arising in connection with any inaccuracy or breach of any representation or warranty made by the Assignors in this Agreement

Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

Further Assurances. The parties agree to (a) execute and deliver to each other such other documents and (b) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the purposes and intent of this Agreement.

Amendment. This Agreement shall not be amended or modified except with the express written consent of all of the parties hereto.

Counterparts. This Agreement may be executed in two or more counterparts all of which together shall constitute one and the same instrument.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding any such laws that direct the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties effective for all purposes as of the date first written above.

ASSIGNEE:

TRULITE, INC.

By:
Name: Willima J. Berger
Title: Chairman

ASSIGNORS: